Exhibit 10.39

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of Executive’s employment agreement with UnitedHealth Care Services, Inc. or an affiliated entity (the “Employment Agreement”) for the purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”), and to permit ongoing operational compliance with Section 409A. Accordingly, in exchange for the mutual promises set forth below, notwithstanding anything else to the contrary in the Employment Agreement, Executive’s Employment Agreement is amended, effective December 31, 2008, as follows:

1.	If Executive becomes entitled to severance compensation, such payments shall be considered and are hereby designated as a series of separate payments for purpose of Section 409A.

2.	For purposes of payment of the severance compensation, Executive will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicated that it is reasonably anticipated that the Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Section 409A. A termination of employment will mean a “separation from service” and will be referred to as a “Termination.”

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

UNITED HEALTHCARE SERVICES, INC.		EXECUTIVE

By	/s/ Thomas L. Strickland	/s/ Gail Boudreaux
Gail Boudreaux
Its	Executive Vice President and Chief Legal Officer

Date	December 22, 2008	Date December 22, 2008